Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Preliminary First Quarter 2012 Results

PHILADELPHIA — May 1, 2012 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced preliminary financial results for the thirteen weeks (first quarter) ended April 28, 2012.

First Quarter 2012 Preliminary Results	First Quarter 2011 Actual Results
• Sales expected to be between approximately $524.0 million and $526.0 million.	• Sales $513.5 million

• Operating income expected to be between approximately $7.0 million and $9.0 million.	• Operating income $26.3 million

• Net income expected to be between approximately $0.0 million and $2.0 million.	• Net income $12.4 million

• Earnings per share expected to be between approximately $0.00 and $0.04.	• Earnings per share $0.23

Pep Boys believes that its first quarter results were below expectations due to a variety of factors occurring in the ordinary course of business.  Details of these results will be disclosed in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended April 28, 2012.  The Company has developed and is implementing strategies and tactics to improve results.

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With more than 7,000 service bays in more than 730 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting http://www.pepboys.com.

The financial results provided in this press release are preliminary and subject to completion and review of 2012 financial statements by Pep Boys.  Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Investor Contact:	Media Contact:

Mike Melia	Regina M. Tracy

(215) 430-9459	(215) 430-9081

Email: investorrelations@pepboys.com	Email: mediarelations@pepboys.com